Exhibit 99.1

EXOPACK HOLDING CORP. ANNOUNCES EARLY RESULTS OF TENDER OFFER

AND CONSENT SOLICITATION FOR 11 1/4% SENIOR NOTES DUE 2014

Spartanburg, SC – May 25, 2011 – Exopack Holding Corp. (“Exopack” or the “Company”) announced today that it had received, as of 5:00 p.m., New York City time, on May 24, 2011 (the “Consent Deadline”), tenders and consents from holders of $291,512,000, or approximately 91.1%, of the aggregate principal amount of its outstanding 11 1/4% Senior Notes due 2014 (CUSIP Nos. 302106AB5 and 302106AC3) (the “Notes”) in connection with its previously announced tender offer and consent solicitation, which commenced on May 6, 2011.

Prior to the Consent Deadline, consents were validly delivered and not validly revoked in respect of more than a majority of the outstanding principal amount of the Notes, which was sufficient to approve the proposed amendments to the indenture governing the Notes. As a result, the Company, the guarantors of the Notes and the trustee under the indenture have executed a supplemental indenture to amend the indenture. The supplemental indenture eliminates substantially all of the restrictive covenants, certain affirmative covenants, certain events of default, certain conditions to legal defeasance or covenant defeasance and substantially all of the restrictions on the ability of the Company to merge, consolidate or sell all or substantially all of its properties or assets contained in the indenture and the Notes. The supplemental indenture will not become operative until the Company accepts for purchase a majority in aggregate principal amount of the outstanding Notes pursuant to the terms of the tender offer and consent solicitation. Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be subject to the terms of the indenture and the supplemental indenture even though they did not consent to the amendments.

All holders who validly tendered and did not validly withdraw their Notes prior to the Consent Deadline will receive on the early payment date (the “Early Payment Date”) a consent payment of $10 per $1,000 principal amount of Notes accepted for purchase (the “Consent Payment”), in addition to the tender offer consideration of $1,022.13 per $1,000 principal amount of Notes (the “Tender Offer Consideration”) plus accrued and unpaid interest in accordance with the terms of the Company’s Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”). Holders who validly tender their Notes after the Consent Deadline but before the expiration of the tender offer will not receive the Consent Payment, but will receive the Tender Offer Consideration for Notes accepted for purchase in accordance with the terms of the Offer to Purchase, plus accrued and unpaid interest, on the final payment date (the “Final Payment Date”). The Early Payment Date is expected to be Tuesday, May 31, 2011 following satisfaction or waiver of the conditions to the tender offer and consent solicitation. The tender offer will expire at 11:59 p.m. New York City time, on Friday, June 3, 2011, unless extended or terminated by the Company, and the Final Payment Date is expected to be Monday, June 6, 2011.

The Company’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer is conditioned upon, among other things, its receipt from one or more financings of net proceeds sufficient to pay the total consideration for all tendered Notes and delivered consents plus all related fees and expenses.

The Company has engaged Goldman, Sachs & Co. and BofA Merrill Lynch as Dealer Managers and Solicitation Agents for the tender offer and the consent solicitation. Persons with questions regarding the tender offer or the consent solicitation should contact Goldman, Sachs & Co. at (800) 828-3182 or collect at (212) 357-4692, or BofA Merrill Lynch at (888) 292-0700 or collect at (980) 388-9217. Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer and the consent solicitation, at (212) 430-3774 (for banks and brokers) or (866) 873-5600 (for noteholders).

This press release is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of a consent with respect to any Notes. The tender offer and the consent solicitation are being made pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase that the Company is distributing to holders of the Notes. The tender offer and the consent solicitation are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Exopack Holding Corp.

Managing nineteen production facilities strategically positioned across North America and the United Kingdom, as well as a global network of alliance partners, the Company is an established leader in the development, manufacture, and sourcing of flexible packaging and coatings solutions for various consumer and industrial end-use markets. As a leader in the packaging industry, the Company is also a member of the Sustainable Packaging Coalition.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 30, 2011. All forward-looking statements are expressly qualified in their entirety by such risk factors.